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                                                                                          Exhibit 12.01

                                         OKLAHOMA GAS AND ELECTRIC COMPANY
                                                    S E C METHOD
                                   UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES




                                                                              12 Months Ended
                                                                            September 30, 1996
                                                                            ------------------
                                                                          (dollars in thousands)

                                                                     Pro Forma              OG&E
                                                                       OG&E              As Reported
                                                                ------------------   -----------------

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Earnings:

Net Income......................................................     $114,784             $130,921

Plus Income Taxes:
 Federal Income Taxes...........................................       61,374               67,787
 State Income Taxes.............................................       10,566               12,794
 Federal Deferred Income Taxes..................................         (136)                (796)
 State Deferred Income Taxes....................................          301                 (823)
 Investment Tax Credit..........................................       (5,150)              (5,150)
 Taxes (below the line).........................................          182                  182
Plus Fixed Charges..............................................       64,593               74,330

      Total Earnings............................................      246,514              279,245

Fixed Charges:

 Long-term Debt Interest........................................       53,953               62,225
 Amortization of Discount and Expense...........................        5,466                5,466
 Amortization of Premium........................................          (32)                 (32)
 Other Interest Expense.........................................        4,741                6,206
 Calculated Interest on Leased Property.........................          465                  465

      Total Fixed Charges.......................................       64,593               74,330

        Ratio of Earnings to Fixed Charges......................         3.82                 3.76


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